Exhibit 10.15

December 19, 2011

To: Chris D. Newman

Dear Chris,

Congratulations! I am pleased to extend to you this offer to serve as Executive Vice President, Chief Financial Officer and Treasurer of Orchard Supply Hardware Stores Corporation (“Orchard” or “Company”). In this capacity you will be the Company’s Principal Financial Officer and Principal Accounting Officer and will report directly to the Company’s Chief Executive Officer. This letter serves as confirmation of our offer and will modify certain terms of your November 7, 2011 offer letter agreement with the Company’s subsidiary Orchard Supply Hardware LLC (“Subsidiary”) (“Prior Offer Letter”). Some key elements of the offer contained in this letter agreement are as follows:

•

The effectiveness of this letter agreement with the Company will be December 19, 2011 (“Effective Date”). However, the commencement of your employment with the Subsidiary will still have been November 7, 2011 (“Start Date”) and your employment with the Subsidiary will continue uninterrupted from the Start Date although you will no longer be a “seasonal” employee as of the Effective Date and you shall be compensated through the day before the Start Date in accordance with the Prior Offer Letter. For avoidance of doubt, the “Retention Bonus” referenced in the Prior Offer Letter shall no longer be applicable and will not be paid.

•	Base salary at an annual rate of $400,000, paid bi-weekly and in arrears, with periodic increases based on your performance.

•

In addition to your base salary, you will receive a sign-on bonus of $100,000 (net of applicable taxes). This will be paid to you on or before January 6, 2012. In the event you voluntarily terminate your employment with the Subsidiary other than for Good Reason (as defined in the attached Executive Severance Agreement), death or disability, or your employment is terminated by the Subsidiary for Cause (as defined in the attached Executive Severance Agreement), before November 7, 2013, you will be required to repay some or all of this bonus to the Company according to the following: (a) if such termination occurs before November 7, 2012, you will be required to repay $100,000 and (b) if such termination occurs on or after November 7, 2012 and before November 7, 2013, you will be required to repay $50,000 to the Company. Repayment is due within thirty (30) days of your separation from service. If repayment is required, then the Form W-2 for the tax year in which you originally received the bonus payment will not reflect such bonus amount and if the Form W-2 has already been filed with the tax authorities then the Subsidiary shall promptly provide you and the tax authorities with an amended Form W-2 for such year reflecting the reduction in your taxable compensation by the amount of your required repayment.

•

One way we reward great company and individual performance is through our annual incentive plan. You will be eligible for an annual fiscal year target incentive opportunity of 75% of your annual base salary. Your award for fiscal year 2011 (which ends January 28, 2012) will be prorated based on your Start Date. Any incentive payable with respect to a fiscal year (that ends on January 31) will be paid by April 15 of the following fiscal year, provided that you are actively employed on the payment date (subject to the attached Executive Severance Agreement).

•

The Company shall recommend to the committee that will administer the Company’s new equity compensation plan that you become a participant in such plan and receive an equity grant under this plan consistent with your role as soon as approved by the committee (but in no event shall the grant date be later than January 30, 2012). Such participation in this new equity compensation plan will be based on a grant commensurate with what an individual whose offer letter included an option to acquire 14,000 Company Class B common shares would receive.

•	We also understand how important it is to get away from work from time to time, so you shall receive twenty-four (24) days of paid vacation, which will be prorated this year based on your Start Date.

•

During the course of your employment, you will be entitled to participate in a variety of benefits available to salaried associates, including medical, dental and long-term disability. Notwithstanding anything to the contrary in your Prior Offer Letter, your benefits coverage will begin no later than on the Effective Date provided you enroll within your eligibility period. You will also be eligible to begin participation in the 401(k) savings plan on the first day of the third month following the Start Date. The Subsidiary expects to continue its benefit programs, but reserves the right to modify, amend or terminate any or all of the benefit programs at any time. The Company or the Subsidiary will also timely reimburse or advance you for any business related expenses.

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You will be required to sign the attached Executive Severance Agreement. If your employment with the Subsidiary is terminated by the Company or the Subsidiary (other than for cause, death or total and permanent disability) or by you for Good Reason (as such capitalized terms are defined in the Executive Service Agreement), you will receive twelve (12) months of pay continuation equal to your annual base salary at time of termination. Under the Executive Severance Agreement, you agree, among other things, not to solicit employees for a period of twelve (12) months of your termination and not to disclose confidential information. The non-solicitation and non-disclosure provisions apply regardless of whether you are eligible for severance benefits under this agreement, and the terms of this offer letter are conditioned upon your signing this agreement.

•

The Indemnification Agreement, dated November 7, 2011, that you previously entered into with the Company shall remain in full force and effect and you shall continue to be covered under the Company’s director and officer liability insurance policy.

•

Your principal working office shall be at the Company’s facility in San Jose, California, subject to necessary business travel and further subject to your reasonable discretion to perform your duties at other locations.

This offer is made to you based on your representation to the Company that your acceptance of employment with the Subsidiary and your performing the contemplated services does not and will not conflict with or result in any breach of default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction.

This offer is also contingent upon satisfactory completion of a background check, a drug test (to be taken within 48 hours from the time the drug test is scheduled) and employment verification. On your first day of work, you must present documentation to establish your identity and employment eligibility to work in the United States. This documentation will be used to complete the legally required I-9 for the United States Citizenship and Immigration Services.

Chris, we are looking forward to your continued participation with our team. I am confident that you will make an important contribution to the success of Orchard Supply Hardware. Please confirm your acceptance of this offer by signing and returning this offer letter no later than December 19, 2011 to Dave Bogage in PDF format via email at dave.bogage@osh.com or via confidential fax at (408) 361-3007. If you need additional information or clarification, please call.

Sincerely,

/s/    Mark Baker

Mark Baker

President and Chief Executive Officer

Orchard Supply Hardware LLC

Orchard Supply Hardware Stores Corporation

Accepted	/s/ Chris D. Newman	Date December 19, 2011
Chris D. Newman

Attachment: Executive Severance Agreement